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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-_____) of The Williams Companies, Inc. for the registration of $40 million of debt securities and/or preferred stock of our report dated February 10, 1997, with respect to the consolidated financial statements and schedule of The Williams Companies, Inc. included in its Annual Report
(Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-35099), incorporated by reference in this Registration Statement (Form S-3 No. 333-_____).



                                                               Ernst & Young LLP

Tulsa, Oklahoma
February 9, 1998